UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 8)

                                BEA Systems, Inc.
                                -----------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   073325 10 2
                                   -----------
                                 (CUSIP Number)

                                  May 31, 2005
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP No. 073325 10 2                 13G                     Page 2 of 10 Pages
---------------------                                         ------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,771,540
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            11,771,540
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,771,540
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP No. 073325 10 2                 13G                     Page 3 of 10 Pages
---------------------                                         ------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            165,700
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,818,290
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                165,700
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            11,818,290
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,983,990
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP No. 073325 10 2                 13G                     Page 4 of 10 Pages
---------------------                                         ------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,983,990
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            11,983,990
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,983,990
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP No. 073325 10 2                 13G                     Page 5 of 10 Pages
---------------------                                         ------------------
---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Partners LLC - (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            46,750
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,771,540
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                46,750
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            11,771,540
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,818,290
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):          Name of Issuer:
---------           --------------

                    BEA Systems, Inc., a Delaware corporation (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

                    2315 North First Street
                    San Jose, California  95131

Item 2(a) and (b):  Name of Person Filing; Address of Principal Business Office
-----------------   -----------------------------------------------------------
                    or, if None, Residence:
                    ----------------------

                    This statement is being filed by and on behalf of: (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), (b) Warburg Pincus & Co., a New York general partnership ("WPC"), (c) Warburg Pincus LLC, a New York limited liability company ("WPLLC") which manages WPV and (d) Warburg Pincus Partners LLC, a New York limited liability company ("WPPLLC") which is the sole general partner of WPV and a subsidiary of WPC. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York, 10017.

Item 2(c):          Citizenship:
---------           -----------

                    WPV is a Delaware limited partnership

                    WPC is a New York general partnership

                    WPLLC is a New York limited liability company

                    WPPLLC is a New York limited liability company and a subsidiary of WPC

Item 2(d):          Title of Class of Securities:
----------          ----------------------------

                    Common Stock, $0.001 par value ("Common Stock")

Item 2(e):          CUSIP Number:
---------           ------------

                    073325 10 2

Item 3:             If this statement is filed pursuant to Rules 13d-1(b) or
------              --------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------

                    (a) [ ] Broker or dealer registered under Section 15 of the
                            Act,
                    (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
                    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
                    (d) [ ] Investment Company registered under Section 8 of the
                            Investment Company Act of 1940,
                    (e) [ ] Investment Adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E),
                    (f) [ ] Employee Benefit Plan or Endowment Fund in
                            accordance with Rule 13d-1 (b)(1)(ii)(F),

                    (g) [ ] Parent Holding Company or control person in
                            accordance with Rule 13d-1 (b)(1)(ii)(G),
                    (h) [ ] Savings Association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act,
                    (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
                    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                    Not applicable.


Item 4:             Ownership by WPV:
------              ----------------

                    (a) Amount beneficially owned: 11,771,540 shares of Common
                        Stock

                    (b) Percent of class: 3.0%*

                    (c) Number of shares as to which the person has:

                         (i)   Sole power to vote or direct the vote: 0
                         (ii)  Shared power to vote or direct the vote:
                               11,771,540
                         (iii) Sole power to dispose or direct the disposition
                               of: 0
                         (iv) Shared power to dispose or direct the disposition of: 11,771,540

*Based on 398,614,600 shares of Common Stock outstanding as of March 31, 2005, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

                    Ownership by WPC:
                    ----------------

                    (a) Amount beneficially owned: 11,983,990 shares of Common
                        Stock

                    (b) Percent of class: 3.0%*

                    (c) Number of shares as to which the person has:

                         (i)   Sole power to vote or direct the vote: 165,700
                         (ii)  Shared power to vote or direct the vote:
                               11,818,290
                         (iii) Sole power to dispose or direct the disposition
                               of: 165,700
                         (iv) Shared power to dispose or direct the disposition of: 11,818,290

*Based on 398,614,600 shares of Common Stock outstanding as of March 31, 2005, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

                    Ownership by WPLLC:
                    ------------------

                    (a) Amount beneficially owned: 11,983,990 shares of Common
                        Stock

                    (b) Percent of class: 3.0%*

                    (c) Number of shares as to which the person has:

                         (i)   Sole power to vote or direct the vote: 0
                         (ii)  Shared power to vote or direct the vote:
                               11,983,990
                         (iii) Sole power to dispose or direct the disposition
                               of: 0
                         (iv) Shared power to dispose or direct the disposition of: 11,983,990

*Based on 398,614,600 shares of Common Stock outstanding as of March 31, 2005, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

                    Ownership by WPPLLC:
                    -------------------

                    (a) Amount beneficially owned: 11,818,290 shares of Common
                        Stock

                    (b) Percent of class: 3.0%*

                    (c) Number of shares as to which the person has:

                         (i)   Sole power to vote or direct the vote: 46,750
                         (ii)  Shared power to vote or direct the vote:
                               11,771,540
                         (iii) Sole power to dispose or direct the disposition
                               of: 46,750
                         (iv) Shared power to dispose or direct the disposition of: 11,771,540

*Based on 398,614,600 shares of Common Stock outstanding as of March 31, 2005, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6:             Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not applicable.

Item 7:             Identification and Classification of the Subsidiary Which
------              ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not applicable.

Item 8:             Identification and Classification of Members of the Group:
------              ---------------------------------------------------------

                    WPV, WPC, WPLLC and WPPLLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. This agreement among WPV, WPC, WPLLC and WPPLLC to file jointly is attached hereto as Exhibit A. Each of WPV, WPC, WPLLC and WPPLLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9:             Notice of Dissolution of Group:
------              ------------------------------

                    Not applicable.

Item 10:            Certification:
-------             -------------

                    Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 2, 2005


WARBURG, PINCUS VENTURES, L.P.

By:  Warburg Pincus Partners LLC,
       its General Partner

     By:  Warburg Pincus & Co.,
            its Managing Member

          By:  /s/ Scott A. Arenare
              -------------------------------
              Name:  Scott A. Arenare
              Title:  Partner


WARBURG PINCUS & CO.

By:  /s/ Scott A. Arenare
    -------------------------------
    Name:  Scott A. Arenare
    Title:  Partner


WARBURG PINCUS LLC

By:  /s/ Scott A. Arenare
    -------------------------------
    Name:  Scott A. Arenare
    Title:  Managing Director


WARBURG PINCUS PARTNERS LLC

By:  Warburg Pincus & Co.,
       its Managing Member

     By:  /s/ Scott A. Arenare
         -------------------------------
         Name:  Scott A. Arenare
         Title:  Partner

                                  EXHIBIT INDEX
                                  -------------



Exhibit A:          Joint Filing Agreement, dated June 2, 2005, by and among
                    WPV, WPC, WPLLC and WPPLLC.